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                                                                      EXHIBIT 11

           FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS AND
                          FIRST UNION MANAGEMENT, INC.
                STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


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
                                                        THREE MONTHS ENDED          NINE MONTHS ENDED
                                                           SEPTEMBER 30,              SEPTEMBER 30,
                                                        ------------------          -----------------
                                                        1997          1996          1997          1996
                                                        ----          ----          ----          ----

Shares Outstanding:
For computation of primary net
income per share -
Weighted average                                       27,337        17,168        23,522        17,168
Share equivalents - Options                               419                         423
                  - Restricted shares                     211            56           213            69
                                                      -------       -------       -------       -------
Adjusted shares outstanding                            27,967        17,224        24,158        17,237
                                                      =======       =======       =======       =======

For computation of fully diluted
  net income per share -
Weighted average, without regard to,
  exercise under share option plans,
  or purchase of outstanding shares                    27,337        17,168        23,515        17,160
Assumption of exercise under share
  option plans                                            444                         444
Weighted average of restricted
  shares granted                                          225            56           225            69
Weighted average of shares issued
  under employees incentive plan                                                        7             8
                                                      -------       -------       -------       -------
Adjusted shares outstanding                            28,006        17,224        24,191        17,237
                                                      =======       =======       =======       =======

Net Income:
Net income applicable to shares
  of beneficial interest (used
  for computing primary and
  fully diluted net income per
  share)                                              $   738       $ 1,044       $ 2,435       $ 1,140
                                                      =======       =======       =======       =======

Net income per share of beneficial interest(1):
Primary and fully diluted                             $   .03       $   .06       $   .10       $   .07
                                                      =======       =======       =======       =======


(1) The proforma basic earnings per share for the three months and nine months ended September 30, 1997 was $.03 and $.10 per share, respectively, in accordance with SFAS 128 (earnings per share).
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